For Immediate Release

Contacts:

Joe Stapley	Lisa Pollack
EAU Technologies	Cohn, Overstreet & Parrish
678.384.3716	404.961.2222

EAU Technologies Announces New Chairman of the Board and Board Leadership

Changes reflect company’s focus on growth and value to customers

ATLANTA, Ga. (Nov. 7, 2007) - EAU Technologies, Inc. (“EAU” or “Company”) (EAUI:OTCBB), a provider of electrolyzed oxidative water that promotes “Green Technology” to numerous industries including food processing, agriculture, dairy and environmental remediation, today announced changes in leadership to help the organization better meet the needs of its current customers and develop plans for strategic growth into dynamic markets.

Leading the change is newly installed Non Executive Chairman of the Board, J. Leo Montgomery, who began providing strategic counsel and fiscal guidance to the company in May 2006 utilizing his financial background as a certified public accountant. Montgomery joins EAU Technologies following a 39-year career with Ernst & Young where he served as senior partner and acted as coordinating partner for many of the firm’s major clients. Montgomery also serves as Advisory Director at SunTrust Robinson Humphrey, a division of SunTrust Capital Markets, and is also a member of the Board of Directors of Cypress Communications, Inc.

“I am pleased to take on this leadership position with EAU,” said Montgomery. “It is an exciting time to be a part of a company with such timely relevance. There are strong opportunities for us to expand into new vibrant industries where our Empowered Water™ can enhance and support the dynamic changes that these markets are facing. Our customers are challenged not only in complying with regulatory and environmental shifts but also with meeting their own business growth goals. EAU uniquely supports those goals for increased productivity, strict quality standards, worker safety, and their own Corporate Social Responsibility efforts. Whether we are assisting dairies in creating healthier more productive cows or providing beef processors a better alternative for food safety programs, EAU has the solution.”

Montgomery is taking over the chairman position from Jay Potter, who provided leadership during the transitional period as Chairman of EAU since May, 2006.

“It has been a pleasure being EAU’s Chairman of the Board during this intermediary time,” said Potter.  “While I will continue to be an active board member for EAU, I am excited to hand the leadership baton to Leo Montgomery. I feel this passing of the baton completes our changing of the guard and will enable us to move into a more strategic rollout phase of our business.”

The second key addition is the naming of Karl Hellman to EAU’s Board of Directors. Hellman joins the company with 30 years of marketing and CRM experience, most recently as founder, president and CEO of Resultrek, a management consulting and marketing training firm. During his career he has worked with clients including The Coca-Cola Company, AT&T, Procter & Gamble, JPMorgan Chase, Wells Fargo, Wachovia and others.

Hellman published his first book, The Customer Learning Curve, in 2004 in conjunction with The American Marketing Association and Thompson Publishing, and will publish his second book, The Marketing Epiphany, in 2008. Additionally he has published articles focusing on “Strategy Driven Promotions,” “Linking Customer Satisfaction to Profitability,” “Integrating Marketing and Sales” and “Product Management.”

“My career focus has been on helping clients gather and use information about their customers and markets to create successful marketing strategies, including development of successful new products and CRM programs,” said Hellman. “I am eager to use this background to help EAU demonstrate the value our product can provide to our customers and their end users.”

For additional information about Mr. Montgomery’s or Mr. Hellman’s background, please refer to the Company’s Form 8-K filed on November 6, 2007.

About EAU:

EAU Technologies, Inc. (EAU) is a supplier of Electrolyzed Oxidative Water Technology (EOW Technology marketed as Empowered Water™) and other complementary technologies with applications in diverse industries. EAU's water-based and non-toxic (at application concentration, the solutions are non-toxic to humans and live animals). EOW Technology may replace many of the traditional methods now used to clean, disinfect and nourish in large industries such as agriculture and food processing. EAU has solutions for existing bacteria, virus and mold proliferation threats. EAU continues to add innovative and efficacious products that offer a systemic approach to pathogen elimination in food processing plants and related industries, thereby producing safer foods while protecting the environment through “Green Technology.” Terms like “green”, “natural”, “non-toxic” and “organic” based on our NAMSA studies that show no toxicity or cytotoxicity at levels as high as 70 ppm of HOCl. EAU uses only water, food grade electrolytes and electricity to create all of its solutions. The active ingredients in the solutions EAU creates through electrolysis are GRAS (generally regarded as safe) approved. Please visit our website and sign up to be emailed our press releases and public announcements. www.eau-x.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may include without limitation, our expectations about the growth and the potential for the company, and Mr. Bradley’s abilities to lead the company in that growth. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk associated with successfully developing our business in evolving markets, our need for additional capital, our continuing operating losses, the ability of our management to conduct distribution activities and sell products, possible failure to successfully develop new products, vulnerability to competitors due to lack of patents on our products, and other risk factors listed in our annual report on Form 10-KSB for the year ended December 31, 2005 and our other SEC reports. . Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “forecasts,” “potential,” or “continue,” or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The company has no obligation to update these forward-looking statements.